As filed with the Securities and Exchange Commission on June 11, 2020

Registration No. 333-239058

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GrowGeneration Corp.

(Exact name of Registrant as specified in its charter)

Colorado	5200	46-5008129
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

930 W 7th Ave, Suite A

Denver, Colorado 80204

Telephone: 800-935-8420

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Darren Lampert

Chief Executive Officer

GrowGeneration Corp.

930 W 7th Ave, Suite A

Denver, Colorado 80204

Telephone: 800-935-8420

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Mitchell Lampert, Esq. Robinson & Cole LLP 1055 Washington Boulevard Stamford, CT 06901 Telephone: (203) 462-7559 Fax: (203) 462-7599	Stuart Bressman Rupa Briggs White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Telephone: (212) 819-8200 Fax: (212) 354-8113

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (Registration No. 333-239058) (the “Registration Statement”) is being filed solely for the purpose of filing exhibits of eXtensible Business Reporting Language (XBRL) information as indicated in Part II, Item 8 of this Amendment. Accordingly, this Amendment consists only of the facing page, this explanatory note, an updated Part II of the Registration Statement, the signature page to this Amendment and the filed exhibits. The preliminary prospectus included in the Registration Statement is unchanged and has been omitted from this Amendment.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee		$5,224.45
FINRA filing fees	$	*
Transfer agent and registrar fees	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Blue sky qualification fees and expenses	$	*
Printing expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation, or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

The Company has entered into substantively identical indemnification agreements, or agreements containing an indemnification clause, with its current directors and officers (the “Indemnitees”), which generally provide that, to the fullest extent permitted by Colorado law, the Company shall indemnify such Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the Company’s request as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity or by reason of the imposition upon such officer or director of any federal and/or state income tax obligation (inclusive of any interest and penalties, if applicable), that is imposed on such officer or director with respect to income, “phantom income,” rescinded or unconsummated transactions, or any other allegedly taxable event for which no benefit was received by such officer or director. The indemnification obligation includes, without limitation, claims for monetary damages against an Indemnitee in respect of an alleged breach of fiduciary duties and generally covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on an Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the Indemnitee acted in good faith; and, in the case of conduct in an official capacity with the corporation, if such conduct was in the Company’s best interests, and, in all other cases, if such conduct was at least not opposed to the Company’s best interests; and, with respect to any criminal action, suit or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

Section 7-108-402(1) of the CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit). Further, Section 7-108-402(2) of the CBCA provides that no director or officer shall be personal liable for any injury to persons or property arising from a tort committed by an employee, unless the director or officer was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation.

As permitted by the CBCA, the Company’s articles of incorporation provide that the personal liability of the Company’s directors to the Company or its shareholders is limited to the fullest extent permitted by the CBCA.

Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

As permitted by the CBCA, the Company’s bylaws authorize the Company to purchase and maintain such insurance. The Company currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Item 15. Recent Sales of Unregistered Securities.

2017 Private Placements

On March 10, 2017, the Company closed a private placement of a total of 825,000 units of its securities to 4 accredited investors. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $1,650,000 gross proceeds in the offering.

On May 16, 2017, the Company closed a private placement of a total of 1,000,000 units of its securities to 27 accredited investors through GVC Capital LLC (“GVC Capital”) as its placement agent. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $2,000,000 gross proceeds in the offering. The Company paid GVC Capital total compensation for its services, (i) for a price of $100, 5-year warrants to purchase 75,000 shares at $2.00 per share and 5-year warrants to purchase 75,000 shares at $2.75 per share, (ii) a cash fee of $150,000, (iii) a non-accountable expense allowance of $60,000, and (iv) a warrant exercise fee equal to 3% of all sums received by the Company from the exercise of 750,000 warrants (not including 250,000 warrants issued to one investor) when they are exercised.

2018 Private Placements

On January 17, 2018, the Company completed a private placement of a total of 36 units of its securities at the price of $250,000 per unit. Each unit consists of (i) a .1% unsecured convertible promissory note of the principal amount of $250,000, and (ii) a 3-year warrant entitling the holder to purchase 37,500 shares of common stock, at a price of $.01 per share or through cashless exercise. The Company raised gross proceeds of $9,000,000 from 23 accredited investors in the offering.

On May 9, 2018, the Company completed a private placement of a total of 33.33 units of its securities at a price of $300,000 per unit to 3 accredited investors. Each unit consists of (i) 100,000 share of the Company’s Common Stock and (ii) 50,000 3-year warrant to purchase one share of Common Stock at an exercise price of $.35 per share. The Company raised an aggregate of $10,000,000 gross proceeds in the offering.

2019 Private Placement

On June 26, 2019, the Company completed a private placement of a total of 4,123,254 units of the Company’s securities at the price of $3.10 per unit pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Each unit consisted of (i) one share of Common Stock and (ii) one 3-year warrant, each entitling the holder to purchase one half share of Common Stock, at a price of $3.5 per share. The Company raised a total of $12,782,099 from 19 accredited investors.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1	Underwriting Agreement*

3.1	Certificate of Incorporation of GrowGeneration Corp. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 as filed on November 9, 2015)

3.2	Amended and Restated Bylaws of GrowGeneration Corp. (Incorporated by reference to Exhibit 3(ii) to Form 8-K filed on March 13, 2020)

4.1	Form of Warrant for private placement in March 2017 (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on March 16, 2017)

4.2	Form of Investor Warrant for second 2017 private placement (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on May 19, 2017)

4.3	Form of Placement Agent Warrant ($2.75 Per Share) for second 2017 private placement (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K as filed on May 19, 2017)

4.4	Form of .1% Unsecured Convertible Promissory Note for private placement in January 2018 (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K as filed on January 12, 2018)

4.5	Form of Warrant for private placement in January 2018 (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K as filed on January 12, 2018)

4.6	Form of Promissory Note issued to Santa Rosa Hydroponics & Grower Supply, Inc. (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K as filed on July 16, 2018)

4.7	Form of Warrant for private placement in May 2018 (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K as filed on May 9, 2018)

4.8	Form of Warrant for private placement in June 2019 (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on June 26, 2019)

5.1	Opinion of Andrew I. Telsey, P.C. (Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 as filed on June 9, 2020.) **

10.1	GrowGeneration Corp. 2014 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.2	Form of GrowGeneration Corp. Stock Option Agreement in connection with the 2014 Equity Incentive Plan (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.3	GrowGeneration Corp. Amended and Restated 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for fiscal year ended December 31, 2019 as filed on March 27, 2020)

10.4	Form of GrowGeneration Corp. Stock Option Agreement in connection with the Amended and Restated 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for fiscal year ended December 31, 2019 as filed on March 27, 2020)

10.5	Form of Securities Purchase Agreement for 2018 private placement (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on January 12, 2018)

10.6	Form of Supplement to Securities Purchase Agreement for 2018 private placement (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on January 12, 2018)

10.7	Form of Securities Purchase Agreement for second 2018 private placement (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on May 9, 2018)

10.8	Form of Side Letter by and between GrowGeneration Corp. and Gotham Green Fund 1, L.P. (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on May 9, 2018)

10.9	Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K as filed on May 9, 2018)

10.10	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.11	Form of Subscription Agreement for 2019 private placement (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on June 26, 2019)

10.12	Form of Revised Asset Purchase Agreement, dated June 28, 2018, by and among GrowGeneration Corp., Santa Rosa Hydroponics & Grower Supply Inc., Rick Barretta and Jason Barretta (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on July 16, 2018)

10.13	Form of Amendment to Revised Asset Purchase Agreement, dated July 13, 2018 (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on July 16, 2018)

10.14	Form of Asset Purchase Agreement, dated August 30, 2018, by and among GrowGeneration Corp., GrowGeneration HG Corp. and Virgus, Inc. d/b/a/ Heavy Gardens (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on September 20, 2018)

10.15	Form of Asset Purchase Agreement, dated November 28, 2018, by and among GrowGeneration Corp., GrowGeneration Pueblo Corp. and Chlorophyll, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on January 22, 2019)

10.16	Form of Commercial Lease (Tulsa, OK), effective January 1, 2019 (Incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K as filed on April 1, 2019)

10.17	Form of Asset Purchase Agreement, dated January 26, 2019, by and among GrowGeneration Corp., GrowGeneration California Corp. and Palm Springs Hydroponics, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on February 12, 2019)

10.18	Form of Asset Purchase Agreement, dated January 26, 2019, by and among GrowGeneration Corp., GrowGeneration Nevada Corp. and Reno Hydroponics, Inc. (Incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K as filed on February 12, 2019)

10.19	Form of Asset Purchase Agreement, dated April 23, 2019, by and among GrowGeneration Corp., GrowGeneration Rhode Island Corp. and GreenLife Garden Supply Corp. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K as filed on May 14, 2019)

10.20	Form of Commercial Lease, dated May 9, 2019, by and between GrowGeneration Corp. and 611A Route One, LLC (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K as filed on May 14, 2019)

10.21	Employment Agreement dated November 4, 2019 between GrowGeneration Corp and Tony Sullivan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 10-Q as filed on November 12, 2019)

10.22	Form of Employment Agreement dated November 5, 2019 between GrowGeneration Corp and Monty Lamirato (Incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K for fiscal year ended December 31, 2019 as filed on March 27, 2020)

10.23	Form of Employment Agreement dated March 23, 2020 between GrowGeneration Corp and Darren Lampert (Incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K for fiscal year ended December 31, 2019 as filed on March 27, 2020)

10.24	Form of Employment Agreement dated March 23, 2020 between GrowGeneration Corp and Michael Salaman (Incorporated by reference to Exhibit 10.30 to the Annual Report on Form 10-K for fiscal year ended December 31, 2019 as filed on March 27, 2020)

16.1	Letter of Connolly Grady & Cha, P.C dated March 27, 2020 (Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K as filed on March 27, 2020)

21.1	List of Subsidiaries of GrowGeneration Corp. (Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K for fiscal year ended December 31, 2019 as filed on March 27, 2020)

23.1	Consent of Connolly Grady & Cha (Incorporated by reference to Exhibit 23.1 to the Registration Statement on Form S-1 as filed on June 9, 2020.) **

23.2	Consent of Andrew I. Telsey, P.C. (Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 as filed on June 9, 2020.) **

24.1	Power of Attorney (included on the signature page of this Registration Statement)

101.ins	XBRL Instance Document (Filed herewith.)
101.xsd	XBRL Taxonomy Extension Schema Document (Filed herewith.)
101.cal	XBRL Taxonomy Calculation Linkbase Document (Filed herewith.)
101.def	XBRL Taxonomy Definition Linkbase Document (Filed herewith.)
101.lab	XBRL Taxonomy Label Linkbase Document (Filed herewith.)
101.pre	XBRL Taxonomy Presentation Linkbase Document (Filed herewith.)

*	To be filed by amendment.
**	Previously filed.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on June 11, 2020.

GROWGENERATION CORP.

By:	/s/ Darren Lampert
Name: Darren Lampert
Title: Chief Executive Officer

By:	/s/ Monty Lamirato
Name: Monty Lamirato
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities set forth opposite their names and on the dates indicated.

Person	Title	Date

/s/ Darren Lampert	Chief Executive Officer and Director	June 11, 2020
Darren Lampert	(Principal Executive Officer)

/s/ Monty Lamirato	Chief Financial Officer	June 11, 2020
Monty Lamirato	(Principal Financial and Accounting Officer)

/s/ Michael Salaman	President and Director	June 11, 2020
Michael Salaman

/s/ Stephen Aiello	Director	June 11, 2020
Stephen Aiello

/s/ Sean Stiefel	Director	June 11, 2020
Sean Stiefel

/s/ Paul Ciasullo	Director	June 11, 2020
Paul Ciasullo